EXHIBIT 99.4

March ___, 2016
[NAME]
[ADDRESS]

Dear [NAME]:
This letter sets forth our mutual agreement with respect to compensation to be paid to you for your agreement to be named and serve as a nominee of The Mangrove Partners Master Fund, Ltd. or its affiliate ("Mangrove") for (i) election as a director of RPX Corporation (the "Company") at the Company's 2016 annual meeting of stockholders or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof, (the "Annual Meeting"), or (ii) appointment or election by other means, including by written consent of the Company's stockholders.
In consideration of your agreement to be named and to serve as nominee of Mangrove for election as a director of the Company at the Annual Meeting or otherwise, the undersigned hereby agrees to pay you $25,000 in cash upon Mangrove submitting a letter to the Company nominating you for election as a director of the Company (with such payment to be made as soon as reasonably practicable after you have been nominated) and (ii) $25,000 in cash upon the earliest of (a) filing by Mangrove of a definitive proxy statement with the U.S. Securities and Exchange Commission relating to a solicitation of proxies in favor of your election as a director of the Company, (b) the Company nominating you as a director of the Company, and (c) your joining the Board of the Company .
You hereby agree to use the after-tax proceeds from such compensation, or an equivalent amount of other funds, to acquire voting securities of the Company (the "Nominee Shares") at such time that you shall determine, but in any event no later than 14 days after receipt of such compensation; provided that in the event you are unable to transact in the securities of the Company due to possession of material non-public information or any other limitation or restriction, you shall have 14 days from the first date that you can transact in the securities of the Company to acquire such securities. You agree not to sell such shares prior to the earlier of (a) the Annual Meeting and (b) the date Mangrove withdraws your nomination. Notwithstanding anything to the contrary herein, if you are elected or appointed to serve as a director of the Company's Board of Directors (the "Board"), you agree not to sell, transfer or otherwise dispose of any Nominee Shares within two (2) years of your election or appointment as a director (the "Holding Period"); provided, however, (i) if the Company enters into a business combination with a third party prior to the expiration of the Holding Period, you may sell, transfer, tender or exchange the Nominee Shares in accordance with the terms of such business combination, (ii) if you cease to be a member of the Board prior to the expiration of the Holding Period, you may sell the Nominee Shares upon ceasing to be a member of the Board, and (iii) if you acquire shares of the Company other than the Nominee Shares, you may sell such shares prior to the expiration of the Holding Period.
The validity, interpretation, construction and performance of this letter agreement shall be governed by the laws of the State of New York, without regard to its principles of conflict of laws, and by applicable laws of the United States.  The parties hereto irrevocably consent to the exclusive jurisdiction of the New York State and United States courts located in New York County, New York for the resolution of any disputes hereunder and irrevocably agree that venue shall be proper in any such court notwithstanding any principle of forum non conveniens and that service of process on the parties hereto in any proceeding in any such court may be effected in the manner provided herein for the giving of notices.  The parties hereto irrevocably waive trial by jury in respect of any such proceeding.
This letter agreement shall bind and inure to the benefit of you and your heirs, successors and assigns with respect to any payments due hereunder.

This letter agreement may be executed in counterparts, each of which shall be deemed an original, and all of which, taken together, shall constitute one and the same instrument.

Very truly yours,

THE MANGROVE PARTNERS MASTER FUND, LTD.

By:
Name:
Title:

ACCEPTED AND AGREED:

[NAME]